Exhibit 99.1

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200
PRESS RELEASE
Pioneer Announces that Board and McGovern
Plan to Negotiate a New CEO Contract
     Houston, Texas (March 19, 2006) — Pioneer Companies, Inc. [NASDAQ: PONR] today announced that the Board of Directors and Michael Y. McGovern, the Company’s Chairman, President and Chief Executive Officer, plan to negotiate the terms of new arrangements under which Mr. McGovern would continue his employment with Pioneer. Assuming acceptable terms can be reached, Mr. McGovern would continue in his current positions.
     In November 2005 Mr. McGovern had expressed his desire to discontinue his employment by the Company in 2006 after his successor had been identified. In response to a unanimous request by the other members of the Board that he reconsider his earlier decision, he advised the Board today that he would like to promptly enter into negotiations for a new contract.
     Mr. McGovern, who is 54, was named a director of Pioneer when the Company emerged from bankruptcy on December 31, 2001. He was elected President and Chief Executive Officer in September 2002 and became Chairman at the end of last year.
     Mr. McGovern stated, “I believe that Pioneer is a fine company, and I have great respect for our management and employees. With the most difficult financial issues that remained after our emergence from bankruptcy behind us and now that the Company’s financial health has improved significantly, it is time to re-address Pioneer’s future business and strategy. I appreciate the Board’s confidence in me to lead Pioneer in this next exciting phase.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants as well as other downstream manufacturing facilities in North America.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200